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                                                                     Exhibit 8.1

                                                               September 5, 2000

eFusion, Inc.
14600 NW Greenbrier Parkway
Beaverton, OR 97006


Ladies and Gentlemen:

We have acted as counsel to ITXC Corp., a Delaware corporation ("ITXC"), in connection with the merger of Eye Merger Corp., an Oregon corporation and a wholly owned subsidiary of ITXC ("Subcorp"), with and into eFusion, Inc., an Oregon corporation ("eFusion"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 25, 2000 (the "Merger Agreement"), by and among ITXC, Subcorp and eFusion. The transactions contemplated pursuant to the Merger Agreement hereinafter are referred to as the "Merger". Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, have relied, without independent investigation or verification, upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement") and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied, without independent investigation or verification, upon certain statements, representations and covenants made by eFusion, ITXC and Subcorp, including representations and covenants set forth in certificates from eFusion and ITXC of even date herewith (the "Tax Certificates").

In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, eFusion, ITXC and Subcorp. Our opinion is conditioned on, among other things, the initial and continuing fulfillment, accuracy and completeness of the covenants and representations made by eFusion, ITXC and Subcorp (including those set forth in the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or the Tax Certificates (giving effect to all events occurring after the Effective Time) may affect our conclusions stated herein.
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We also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. With respect to those issues as to which there is no law directly on point, we have reached our conclusions based on analogy to and reasoning from certain relevant provisions of the Code and Regulations, authorities and interpretations. It should be noted that the Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

Based solely upon and subject to the foregoing, it is our opinion that under current law, for United States federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code and eFusion, ITXC and Subcorp each will be a party to that reorganization within the meaning of
Section 368(b) of the Code.

In addition, we have reviewed the discussion entitled "Certain Federal Income Tax Consequences of the Merger" set forth in the Registration Statement. It is our opinion that, insofar as that discussion relates to statements of law and legal conclusions, that discussion is correct in all material respects.

Except as expressly set forth herein, we express no other opinion, including, without limitation, any opinion as to whether any event occurring after the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of any such event on our conclusions stated herein.

We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose; provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Certain United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Joint Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,



/s/ LOWENSTEIN SANDLER PC